Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated April 11, 2025, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) , in the Registration Statements on Form S-3 (No. 333-268944 and No. 333-248505), relating to the audit of the consolidated balance sheets of IT Tech Packaging, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements).

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, Guangdong, China

April 11, 2025